Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
April 28, 2017

Media Contact:	Investor Contact:
Melanie Moir	Chris Liddle
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7458

Portland General Electric announces first quarter 2017 results

•
Favorable Q1 results driven by increased sales volumes due to historic cold temperatures and continued strength in the high tech sector, offset by higher distribution costs related to storm restoration efforts

•	2018 General Rate Case filed with the Oregon Public Utility Commission

•	Reaffirming 2017 earnings guidance of $2.20 - $2.35 per share

PORTLAND, Ore. -- Portland General Electric Company (NYSE: POR) today reported net income of $73 million, or 82 cents per diluted share, for the first quarter of 2017. This compares with net income of $61 million, or
68 cents per diluted share, for the first quarter of 2016. The company is reaffirming 2017 earnings guidance of $2.20-$2.35 per share.

“The company’s strong operational performance during a quarter of historic snow, ice and rain demonstrated our employees’ commitment to deliver safe and reliable service to our customers, regardless of the elements,” said Jim Piro, CEO and president of Portland General Electric. “The severe weather also underscores the importance of continued investments in our system to keep it safe, reliable and secure.”

Q1 2017 earnings compared to Q1 2016 earnings

The increase in the first quarter earnings per diluted share for 2017 in comparison to the first quarter of 2016 was due to an increase in sales volume to residential customers related to an exceptionally cold winter, an increase in deliveries to industrial customers due to continued strength in the high tech sector, and lower power prices in the region. This was partially offset by lower commercial deliveries resulting, in part, from the impact to commercial activity of snow events in the first quarter of 2017; incremental distribution costs primarily driven by storm restoration efforts; as well as a reduction in production tax credits due to lower wind generation. Additional offsets include Carty litigation costs and depreciation expense and carrying costs for Carty related to incremental construction costs of $122 million not included in customer prices.

Company Updates

2018 General Rate Case
On Feb. 28, 2017, PGE filed a general rate case with the Public Utility Commission of Oregon (OPUC) based on a 2018 test year.

As part of its commitment to provide safe, reliable, sustainable and affordable energy to customers, the company filed a request for a $100 million increase in the annual revenue requirement related to increased base business costs. These costs are related primarily to necessary upgrades to the transmission and distribution system, investments in strengthening and safeguarding the grid, and investments in operational changes that will integrate more renewable resources and enhance system reliability. PGE’s request would result in an average overall increase of 5.6 percent.

The net increase in annual revenue requirement is based upon:

•	A return on equity of 9.75%;

•	A capital structure of 50% debt and 50% equity;

•	Rate base of $4.6 billion.

Regulatory review of the 2018 General Rate Case will continue throughout 2017, with a final order from the OPUC targeted for the end of 2017. New customer prices are expected to become effective January 1, 2018. The filing can be found at http://apps.puc.state.or.us/edockets/search.asp under docket number UE 319.

Integrated Resource Plan
On Nov. 15, 2016, PGE filed its 2016 Integrated Resource Plan (IRP) with the OPUC, including a four-year Action Plan that called for a minimum of 135 MWa of cost-effective energy efficiency, 77 MW of demand response, and the addition of approximately 175 MWa of qualifying renewable resources. The initial submission also identified the need for PGE to acquire up to 850 MW of capacity, which included 375-550 MW of long-term dispatchable resources, and up to 400 MW of annual capacity resources.

Since filing, the 2021 capacity need in the IRP has been reduced from 819 MW to 561 MW. This is due to three key developments:

•	The December 2016 load forecast update, which reduced the capacity need by 71 MW.

•
A 10-year power purchase agreement (PPA) with Douglas County Public Utility District that PGE executed on March 29, 2017, renewing PGE’s contract for the output of the Wells Hydroelectric Project beginning Sept. 1, 2018. This contract reduces PGE’s capacity need by 135 MW.

•	Additional contracts that were executed with PURPA qualifying facilities between June 1, 2016 and
Dec. 31, 2016 for approximately 143 MW of nameplate capacity, reducing PGE’s capacity shortfall by
52 MW.

PGE continues to explore opportunities to acquire additional reliable and cost-effective flexible capacity for customers through bilateral negotiations, including exploration of potential dispatchable generation from Northwest facilities for additional capacity. If the company is able to secure capacity through bilateral negotiations, it will submit such agreements to the commission for approval along with a waiver request of the commission’s competitive bidding guidelines as necessary.

As part of OPUC’s public review process, PGE filed reply comments on March 31, 2017. An additional round of comments will follow as PGE works to address stakeholder questions and identify the best strategy for achieving a renewable, reliable, affordable energy future for its customers. The company is expecting the OPUC to issue a decision or acknowledgment of its IRP on or before Aug. 31, 2017.

Following acknowledgment of the IRP and the outcomes of bilateral negotiations for flexible capacity, PGE will request approval from the OPUC to issue one or more request for proposals (RFPs) for remaining capacity and renewable resource needs. PGE has no predetermined outcome in the RFPs and is open to a variety of options. The company will be seeking the best combination of resources, consistent with the acknowledged IRP Action Plan, to meet its customers’ future energy and capacity needs. Resource options could include hydro, wind, solar, geothermal, biomass, efficient natural gas-fired facilities, and energy storage. The RFP process will include oversight by an independent evaluator, who reports to the OPUC, and overall review by the OPUC itself.

Since issuing the IRP, PGE has identified a potential benchmark wind resource that could have a nameplate capacity of up to approximately 500 MW, and which would qualify for the production tax credit. The submission of this resource into an RFP as a benchmark bid is subject to additional due diligence by PGE and the negotiation and execution of definitive agreements.

First quarter operating results

Earnings Reconciliation of Q1 2016 to Q1 2017
($ in millions, except EPS)	Pre-Tax Income	Net Income*	Diluted EPS**
Reported Q1 2016	$78	$61	$0.68
Revenue
Retail average price increase	10	6	0.07
Retail volume increase	29	17	0.20
Change in decoupling deferral	3	2	0.02
Wholesale price increase and volume decrease	1	1	0.01
Change in Revenue	43	26	0.30
Power Cost
Average power cost decrease	16	10	0.11
Increase in purchased power and generation	(8)	(5)	(0.06)
Change in Power Costs	8	5	0.05
O&M
Generation, transmission, distribution	(15)	(9)	(0.10)
Administrative and general	(7)	(4)	(0.05)
Change in O&M	(22)	(13)	(0.15)
Other Items
Depreciation & amortization	(2)	(1)	(0.01)
AFDC Equity***	(5)	(5)	(0.06)
Other Items	(4)	(3)	(0.03)
Adjustments for effective vs statutory tax rate	N/A	3	0.04
Change in Other Items	(11)	(6)	(0.06)
Reported Q1 2017	$96	$73	$0.82
* After tax adjustments based on PGE’s statutory tax rate of 39.5%
** Some values may not foot due to rounding
*** Statutory tax rate does not apply to AFDC equity

Total revenues for the three months ended March 31, 2017 increased $43 million compared to the three months ended March 31, 2016, comprised primarily of a $40 million increase in Retail revenues.

The change in Retail revenues resulted from the following:

•	A $29 million increase from a 6.2% increase in retail energy deliveries due largely to considerably cooler temperatures than experienced in the first quarter of 2016;

•
A $10 million net increase from an average price increase of 2.0% over 2016 levels. Price changes, as authorized by the OPUC, include Carty going into service in mid-2016 and reflect a reduction as a result of lower net variable power costs as filed in the 2017 AUT. Higher delivery volumes also pushed average prices higher as the increased volumes are, at times, subject to higher tariff prices;

•	A $4 million increase resulted from other tariffs including a $3 million increase in estimated collections under the decoupling mechanism; partially offset by

•
A $5 million decrease from supplemental tariffs, due to the timing of the Trojan spent fuel refund to customers, as the refund -- offset in Depreciation and amortization -- temporarily suspended in early 2016, has resumed.

Total heating degree-days for the three months ended March 31, 2017 were 37% above the three months ended March 31, 2016 and 16% above average.

The following table indicates the number of heating degree-days for the three months ended March 31, 2017 and 2016, along with 15-year averages based on weather data provided by the National Weather Service, as measured at Portland International Airport:

	Heating Degree-days
	2017	2016	Avg.
January	969	688	734
February	672	448	599
March	530	449	533
Totals for the quarter	2,171	1,585	1,866

Wholesale revenues for the three months ended March 31, 2017 increased $1 million, or 8%, from the three months ended March 31, 2016 and with the change consisting of a $2 million increase related to a 24% increase in average wholesale price partially offset by a $1 million decrease related to a 10% decrease in wholesale sales volume.

Actual NVPC for the three months ended March 31, 2017 decreased $9 million when compared with the three months ended March 31, 2016. The decrease was driven by a 10% decline in the average variable power cost per MWh, partially offset by a 6% increase in total system load. The increase in wholesale revenues was driven primarily by a 24% increase in the average wholesale sales price, offset slightly with a 10% decrease in wholesale sales volume. For the three months ended March 31, 2017, actual NVPC was $2 million below the baseline, while the three months ended March 31, 2016 actual NVPC was $1 million above baseline NVPC.

Generation, transmission and distribution expense increased $15 million, or 23%, in the three months ended March 31, 2017 compared with the three months ended March 31, 2016 driven primarily by $7 million of storm restoration costs and $5 million of operating expense for Carty, which was placed in service in July 2016.

Administrative and other expense increased $7 million, or 11%, in the three months ended March 31, 2017 compared with the three months ended March 31, 2016. The increase was primarily due to a $2 million increase in legal costs related to Carty litigation and a $2 million increase in employee benefit expense.

Depreciation and amortization expense increased $2 million in the three months ended March 31, 2017 compared with the three months ended March 31, 2016. The increase was primarily driven by higher depreciation expense as a result of the Carty plant going into service in July 2016, partially offset by an amortization credit in the first quarter of 2017 related to the Trojan spent fuel refund to customers, which is also reflected in reduced revenues.

Taxes other than income taxes increased $3 million, or 10%, in the three months ended March 31, 2017 compared to the three months ended March 31, 2016 due to $2 million higher property taxes.

Interest expense increased $3 million, or 10%, in the three months ended March 31, 2017 compared with the three months ended March 31, 2016, due to $3 million lower allowance for borrowed funds used during construction credits, primarily as a result of Carty going into service in July 2016.

Other income, net decreased $3 million for the three months ended March 31, 2017 compared with the three months ended March 31, 2016. This was due to a decrease in the allowance for equity funds used during construction, primarily related to the Carty project, offset by gains on the non-qualified benefit trust.

Income tax expense was $23 million in the three months ended March 31, 2017 compared with $17 million in the three months ended March 31, 2016, with effective tax rates of 24.0% and 21.8%, respectively. The increase in income tax expense and effective tax rate was primarily due to higher pre-tax income, partially offset by production tax credits.

First Quarter 2017 earnings call and web cast - April 28th

PGE will host a conference call with financial analysts and investors on Friday, April 28, at 11 a.m. ET. The conference call will be webcast live on the PGE website at investors.portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Friday, April 28, through Friday, May 5.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Chris Liddle, manager, investor relations and corporate finance, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a fully integrated energy company based in Portland, Ore., serving approximately 865,000 residential, commercial and industrial customers in 51 cities. For more than 125 years, PGE has been delivering safe, reliable energy to Oregonians. With 2,700 employees across the state, PGE is committed to building a cleaner, more efficient energy future. Together with its customers, PGE has the number one voluntary renewable energy program in the U.S. For more information, visit PGE’s website at investors.portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding the recovery of capital costs for the Carty Generating Station; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.

POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues, net	$530	$487
Operating expenses:
Purchased power and fuel	141	149
Generation, transmission and distribution	81	66
Administrative and other	68	61
Depreciation and amortization	84	82
Taxes other than income taxes	33	30
Total operating expenses	407	388
Income from operations	123	99
Interest expense, net	30	27
Other income:
Allowance for equity funds used during construction	2	7
Miscellaneous income (expense), net	1	(1)
Other income, net	3	6
Income before income tax expense	96	78
Income tax expense	23	17
Net income	$73	$61
Other comprehensive loss	(1)	—
Comprehensive income	$72	$61

Weighted-average shares outstanding—basic and diluted (in thousands)	89,003	88,833

Earnings per share—basic and diluted	$0.82	$0.68

Dividends declared per common share	$0.32	$0.30

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$31	$6
Accounts receivable, net	162	155
Unbilled revenues	71	107
Inventories	77	82
Regulatory assets—current	57	36
Other current assets	87	77
Total current assets	485	463
Electric utility plant, net	6,466	6,434
Regulatory assets—noncurrent	532	498
Nuclear decommissioning trust	41	41
Non-qualified benefit plan trust	34	34
Other noncurrent assets	54	57
Total assets	$7,612	$7,527

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS, continued
(Dollars in millions)
(Unaudited)

	March 31, 2017	December 31, 2016
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$92	$129
Liabilities from price risk management activities—current	59	44
Current portion of long-term debt	150	150
Accrued expenses and other current liabilities	247	254
Total current liabilities	548	577
Long-term debt, net of current portion	2,200	2,200
Regulatory liabilities—noncurrent	973	958
Deferred income taxes	682	669
Unfunded status of pension and postretirement plans	283	281
Liabilities from price risk management activities—noncurrent	156	125
Asset retirement obligations	164	161
Non-qualified benefit plan liabilities	106	105
Other noncurrent liabilities	113	107
Total liabilities	5,225	5,183
Equity:
Portland General Electric Company shareholders’ equity:
Preferred stock, no par value, 30,000,000 shares authorized; none issued and outstanding as of March 31, 2017 and December 31, 2016	—	—
Common stock, no par value, 160,000,000 shares authorized; 89,067,858 and 88,946,704 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	1,200	1,201
Accumulated other comprehensive loss	(8)	(7)
Retained earnings	1,195	1,150
Total equity	2,387	2,344
Total liabilities and equity	$7,612	$7,527

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$73	$61
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84	82
Deferred income taxes	17	14
Pension and other postretirement benefits	6	7
Allowance for equity funds used during construction	(2)	(7)
Decoupling mechanism deferrals, net of amortization	(9)	(4)
Other non-cash income and expenses, net	7	8
Changes in working capital:
Decrease in accounts receivable and unbilled revenues	29	46
Decrease in inventories	5	1
(Increase) in margin deposits, net	(12)	(7)
(Decrease) in accounts payable and accrued liabilities	(10)	(11)
Other working capital items, net	(13)	(16)
Other, net	(5)	(13)
Net cash provided by operating activities	170	161
Cash flows from investing activities:
Capital expenditures	(114)	(131)
Sales of Nuclear decommissioning trust securities	7	6
Purchases of Nuclear decommissioning trust securities	(5)	(6)
Other, net	(1)	(2)
Net cash used in investing activities	(113)	(133)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	140
Payments on long-term debt	—	(133)
Change in short-term debt	—	(6)
Dividends paid	(28)	(27)
Other	(4)	(2)
Net cash used in financing activities	(32)	(28)
Increase in cash and cash equivalents	25	—
Cash and cash equivalents, beginning of period	6	4
Cash and cash equivalents, end of period	$31	$4

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues (dollars in millions):
Retail:
Residential	$288	$254
Commercial	161	160
Industrial	49	49
Subtotal	498	463
Other retail revenues, net	8	3
Total retail revenues	506	466
Wholesale revenues	13	12
Other operating revenues	11	9
Total revenues	$530	$487

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	2,383	2,103
Commercial	1,687	1,702
Industrial	686	697
Total retail energy sales	4,756	4,502
Direct access retail deliveries:
Commercial	143	129
Industrial	321	283
Total direct access retail deliveries	464	412
Total retail energy sales and direct access deliveries	5,220	4,914
Wholesale energy deliveries	439	488
Total energy sold and delivered	5,659	5,402

Number of retail customers at end of period:
Residential	758,996	750,027
Commercial	105,521	104,986
Industrial	196	186
Direct access	560	374
Total retail customers	865,273	855,573

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended March 31,
	2017		2016
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	911	16%	757	14%
Natural gas	1,303	24	1,002	19
Total thermal	2,214	40	1,759	33
Hydro	548	10	568	11
Wind	299	5	361	7
Total generation	3,061	55	2,688	51
Purchased power:
Term	1,982	35	2,088	39
Hydro	497	9	445	9
Wind	39	1	59	1
Total purchased power	2,518	45	2,592	49
Total system load	5,579	100%	5,280	100%
Less: wholesale sales	(439)		(488)
Retail load requirement	5,140		4,792